FOR IMMEDIATE RELEASE

Contact:

FOR INVESTORS	FOR MEDIA

Jed Hamilton Intermarket Communications (212) 754-5479	Brian Prenoveau, CFA Integrated Corporate Relations (203) 682-8200

NYFIX Brings Dark Pool of Liquidity to Europe
Euro-Millennium will go live in 2007

LONDON, June 18, 2007 – NYFIX, Inc. today announced the introduction of Euro-Millennium, an alternative trading system for pan-European listed cash equities. The service, which is scheduled to go live in Q4 2007, will be a UK regulated Multi-Lateral Trading Facility (MTF) for non-displayed liquidity in pan-European listed cash equities.

The Company revealed that it was on track with its plans for launching the service. A management team based in London is running the project and an Advisory Board of senior market participants from both Buy-Side and Sell-Side firms from across Europe has been established. Drawn from all facets of the European investment community, the Advisory Board has been created to guide and advise on specific workflow, functionality and commercial aspects to meet European market needs.

Euro-Millennium will draw on the experience gained in operating the successful Millennium ATS, NYFIX’s US based equity “dark pool”which has been in operation since 2001. Euro-Millennium will be open to all Buy-Side and Sell-Side professional market participants and will offer a continuous matching pool, executing orders in accordance with client-determined profiles. There are no bids and offers displayed to the market, hence the term “dark pool”, with executions being anonymous between the two counterparties.

“We are offering Euro-Millennium in response to unprecedented developments within the European regulatory environment and to important changes in the way liquidity is being sourced,” said Howard Edelstein, CEO of NYFIX, Inc. “As the operator of one of the most successful neutral dark pools in the United States and one of the leading innovators in this space, we are well-positioned to support our clients’ needs for alternative trading technologies in Europe. We believe that dark pools will become an important complement to exchange liquidity in the new European environment and that the co-existence of these alternative market centers will allow market participants to optimize their trading strategies.”

Leveraging its experience with the US version, Euro-Millennium will offer clients the ability to participate in the pool by placing Conditional Orders, which reside in the service until matched, or by sending Pass-Through orders which participate in a single matching cycle in search of a match, before being onward routed to another destination of the client’s choice, all within milliseconds.

“European markets and client trading strategies are changing rapidly. 2007 will be remembered as the year in which the foundations for a more effective pan-European equity marketplace were laid. Driven by both the upcoming MiFID regulatory change and by the increased adoption of electronic trading, the demand for a service which enables market participants to find liquidity in a broad range of pan-European shares on an anonymous basis is now critical. Combine this need with the ability to limit information leak, reduce market impact and offer an ability to seek best execution and you have the reasons behind the launch of Euro-Millennium” said Chris Smith, Head of Business Development for Euro-Millennium.

About NYFIX, Inc.
A pioneer in electronic trading solutions, NYFIX continues to transform trading through innovation. The NYFIX MarketplaceTM is a global community of trading counterparties utilizing innovative services that optimize the business of trading. NYFIX Millennium provides the Marketplace community with new methods of accessing liquidity. NYFIX also provides value-added informational and analytic services and powerful tools for measuring execution quality. A trusted business partner to buy-side and sell-side alike, NYFIX enables ultra-low touch, low impact market access and end-to-end transaction processing.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. These statements include statements about the future activities of new employees and the impact thereof on the Company. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including, without limitation, risks relating to the ability of the Company to market and develop products and services. There can be no assurance that the

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forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. All trademarks, trade names, logos, and service marks referenced herein belong to NYFIX, Inc.

Please visit http://www.nyfix.com for more information about NYFIX.

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